EXHIBIT 4.3

THIRD AMENDED AND RESTATED ESCROW AGREEMENT

This Third Amended and Restated Escrow Agreement (the "Agreement") dated as of April 25, 2008 is by and between, Southern Iowa BioEnergy LLC, an Iowa limited liability company (the “Company”) and Great Western Bank of Omaha, Nebraska (the “Escrow Agent”), (the “Escrow Agent” and the “Company” may also be hereinafter referred to as the “Parties”).

RECITALS

WHEREAS, the Parties entered into a Second Amended and Restated Escrow Agreement on November 20, 2007; and

WHEREAS, Section 15(d) of the Second Amended and Restated Escrow Agreement allows modification of the Amended and Restated Escrow Agreement through an amendment; and

WHEREAS, the Parties desire to amend and restate the Second Amended and Restated Escrow Agreement to revise and to set forth their respective rights, duties, and responsibilities with respect to the Second Amended and Restated Escrow Agreement; and

WHEREAS, the Company proposes to offer a minimum of 9,000 and a maximum of 14,500 of its Membership Units (the "Units") at a price of $1,000 per Unit, with a required minimum investment of 20 Units and in additional increments of 1 Unit, in an offering in the states of Alaska, Illinois, Iowa Kansas, Missouri and Colorado, and possibly other states, made pursuant to a federal registration under the provisions of the Securities Act of 1933, as amended (the "Offering") or an available exemption from registration;

WHEREAS, the Company has filed a registration statement (as may be amended), (the "Registration Statement") registering the Units with the Securities and Exchange Commission (the “Commission”) and the states of Alaska, Illinois, Iowa Kansas, Missouri and Colorado;

WHEREAS, the Company will allow investors in the Offering to deliver the purchase price of the subscribed Units in installments;

WHEREAS, the Company desires to comply with the requirements of the Securities Act of 1933 and of the various state regulatory statutes and regulations, and desires to protect the investors in the Offering by providing, under the terms and conditions herein set forth, for the return to subscribers (collectively referred to herein as the “Subscribers” or individually referred to herein as a “Subscriber”) of the money which they may pay on account of purchases of Units in the Offering if the Minimum Escrow Deposit (hereinafter defined) is not deposited with the Escrow Agent; and

NOW, THEREFORE, in consideration of the premises the Parties agree as follows:

1. ACCEPTANCE OF APPOINTMENT: Escrow Agent hereby agrees to act as escrow agent under this Agreement. The Escrow Agent shall have no duty to enforce any provision hereof requiring performance by any other party hereunder.

2. ESTABLISHMENT OF ESCROW ACCOUNT: An escrow account (the "Escrow Account") is hereby established with the Escrow Agent for the benefit of the investors in the Offering. Except as specifically provided in this Agreement, the Escrow Account shall be created and maintained subject to the customary rules and regulations of the Escrow Agent pertaining to such accounts.

3. OWNERSHIP OF ESCROW ACCOUNT: Until such time as the funds deposited in the Escrow Account (the "Deposited Funds") shall equal the Minimum Escrow Deposit (as hereinafter defined), all funds deposited in the Escrow Account by the Company shall not become the property of the Company or be subject to the debts of the Company or any other person but shall be held by the Escrow Agent solely for the benefit of the Subscribers.

4.  ESCROW FEES: The Company hereby agrees to pay the Escrow Agent an advance payment for ordinary services rendered hereunder in the amount of $1,000.00 (the "Escrow Fee"). Notwithstanding the foregoing, no fee paid under this Agreement shall exceed the amount of interest on the Escrow Account and shall be paid from interest only and not from principal.

5. DEPOSIT OF PROCEEDS: All proceeds from subscriptions for Units in the Offering shall be delivered by the Company to the Escrow Agent, within forty-eight hours of the receipt thereof from Subscribers, endorsed (if appropriate) to the order of the Escrow Agent, together with an appropriate written statement setting forth the name, address and social security number/taxpayer identification number of each person or entity subscribing for Units, the number of Units subscribed for, and the amount paid by each such Subscriber. Any such proceeds deposited with the Escrow Agent in the form of uncollected checks shall be promptly presented by the Escrow Agent for collection through customary banking and clearing house facilities. As the proceeds of each sale are deposited with the Escrow Agent, the Company shall reserve the number of Units confirmed to the Subscriber thereof in connection with such subscription. All such deposited proceeds are referred to herein as the "Escrow Funds."

6. INVESTMENT OF ESCROW FUNDS: The Escrow Funds shall be credited by Escrow Agent and recorded in the Escrow Account. In accordance with Rule 15c2-4 of the Securities Regulations, the Escrow Agent shall be permitted, and is hereby authorized to deposit transfer, hold and invest all funds received under this Agreement, including principal and interest, in savings accounts, bank money market accounts, short term certificates of deposit or short term securities issued or guaranteed by the U.S. Government. Any interest received by Escrow Agent with respect to the Escrow Funds shall be paid pursuant to the terms of this Agreement.

7. TERMINATION OF ESCROW: This Agreement and the Escrow created hereunder shall be terminated as provided in paragraph 8 hereof or as of the date one year and one day following the date upon which the Commission authorizes the Offering (the "Offering's Effective Date") or longer if the Commission, upon the request of the Company, extends the effectiveness of the Offering beyond the initial one year and one day period of effectiveness (the “Termination Date”), provided; however, if the Company has filed for an extension of the offering with the Commission prior to the termination date and the application has not been rejected, this Agreement shall not terminate until such time as the Commission rejects the application for extension or for 180 days after the Commission grants such application. Prior to the Termination Date, the Company has received subscription agreements for membership units equal to the minimum offering amount and the Company has advised the Subscribers of those membership units to remit to the Escrow Agent the balance of the purchase price, then the Escrow may continue beyond the Termination Date until all Funds have been paid and the conditions for releasing the Funds have been satisfied. In no event shall this date be later than three (3) months following the Termination Date. The Company shall notify Escrow Agent of the Offering's Effective Date or extension thereof, within thirty (30) days of the receipt of notice of the Offering's Effective Date or extension from the Securities and Exchange Commission.

8. DISPOSITION OF ESCROW FUNDS: The Escrow Agent shall have the following duties and obligations under this Agreement:

A. The Escrow Agent shall send a written notice acknowledging the receipt of the Deposited Funds every seven days to the Company.

B. The Company shall give notice to the Escrow Agent when it has completed a rescission offering to its current investors. After the notice from the Company regarding the completion of the rescission offering, the Escrow Agent shall give the Company prompt written notice when the Deposited Funds equal $900,000 (exclusive of interest). Following receipt of such notice, if the Company has received subscriptions for at least 9,000 of its membership units in the Registered Offering, it will advise the Subscribers to remit to the Escrow Agent the balance of the purchase price within thirty (30) days. Thereafter, Escrow Agent shall give the Company written notice acknowledging the receipt of the Deposited Funds every seven days. The Escrow Agent shall give the Company prompt written notice when the Deposited Funds total $9,000,000 (exclusive of interest).

C. At the time (and in the event) that: (a) the Deposited Funds shall, during the term of this Agreement, equal or exceed $9,000,000 in subscription proceeds (exclusive of interest) (the "Minimum Escrow Deposit"); (b) the Company has given written notice to Escrow Agent that it has completed a private placement of 11,000 membership units with SAFER Energy, LLC ("Safer") to perform design, engineering and construction services for certain parts of the proposed biodiesel plant as described in the Safer memorandum of understanding; (c) the Escrow Agent shall have received written confirmation from the Company that the Company has obtained a written debt financing commitment for debt financing of at least $25,850,335; (d) the Company has affirmatively elected in writing to terminate this Agreement; and (e) the Escrow Agent shall have provided the Company an affidavit that the Company may file in the states in which the Units have been registered stating that the foregoing requirements (a), (b), (c) and (d) of this subsection 8C have been satisfied, then this Agreement shall terminate, and the Escrow Agent shall promptly disburse the funds on deposit, including interest, to the Company to be used in accordance with the provisions set out in the Registration Statement. The Company will deliver a copy of the Registration Statement to the Escrow Agent upon execution of this Agreement. The Escrow Agent will have no responsibility to examine the Registration Statement with regard to the Escrow Account or otherwise, nor shall Escrow Agent have any duty to ensure that Company complies with the Registration Statement. Upon the making of such disbursement, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder.

D. In the event the Deposited Funds do not equal or exceed the Minimum Escrow Deposit on or before the Termination Date or if the Company has not received a written debt financing commitment or completed a private placement with Safer as described herein on or before the Termination Date, the Escrow Agent shall return to each of the Subscribers, as promptly as possible after such Termination Date and on the basis of its records pertaining to the Escrow Account: (a) the sum which each Subscriber initially paid in on account of subscriptions for the Units in the Offering and (b) each Subscriber’s portion of the total interest earned on the Escrow Account as of the Termination Date, (c) reduced by the transaction fees provided in paragraph 10 hereof. Computation of any Subscriber’s share of the net interest earned will be a weighted average based on the proportion of such Subscriber’s deposit in the Escrow Account from the Offering to all such Subscribers’ deposits held by the Escrow Agent and upon the length of time in days such deposit was held in the Escrow Account as compared to all such deposits. All computations with respect to each Subscriber’s allocable share of net interest shall be made by the Escrow Agent, which determinations shall be final and conclusive. Any amount paid or payable to a Subscriber pursuant to this paragraph shall be deemed to be the property of such Subscriber, free and clear of any and all claims of the Company or its agents or creditors; and the respective subscriptions for the Units made and entered into in the Offering shall thereupon be deemed, ipso facto, to be cancelled without any further liability of the Subscribers or any of them to pay for the Units. At such time as the Escrow Agent shall have made all the payments called for in this paragraph, the Escrow Agent shall be completely discharged and released of any and all further responsibilities hereunder, and the Units reserved (as provided in paragraph 5) shall be released from such reservation, except that Escrow Agent shall be required to prepare and issue a single IRS Form 1099 to each Subscriber in the event that funds are returned to Subscribers.

E. In the event the Company offers its Subscribers the right to withdraw and terminate their subscription agreements pursuant to a rescission offer (“Rescission Offer”), upon written notice from the Company identifying the Subscribers who have accepted the Rescission Offer, the Escrow Agent shall return to each rescinding Subscriber, as promptly as possible on the basis of its records pertaining to the Escrow Account: (a) the sum which each rescinding Subscriber initially paid in on account of subscriptions for the Units in the Offering and (b) each rescinding Subscriber's portion of the total interest earned on the Escrow Account as of the Rescission Offer termination date, (c) reduced by the transaction fees provided in paragraph 10 hereof. Computation of any rescinding Subscriber’s share of the net interest earned will be a weighted average based on the proportion of such rescinding Subscriber’s deposit in the Escrow Account from the Offering to all such rescinding Subscribers' deposits held by the Escrow Agent and upon the length of time in days such deposit was held in the Escrow Account as compared to all such deposits. All computations with respect to each rescinding Subscriber’s allocable share of net interest shall be made by the Escrow Agent, which determinations shall be final and conclusive. Any amount paid or payable to a rescinding Subscriber pursuant to this paragraph shall be deemed to be the property of such rescinding Subscriber, free and clear of any and all claims of the Company or its agents or creditors; and the respective purchases of the Units made and entered into in the Offering shall thereupon be deemed, ipso facto, to be cancelled without any further liability of the rescinding Subscribers or any of them to pay for the Units. At such time as the Escrow Agent shall have made all the payments called for in this paragraph, the Escrow Agent shall continue to be bound by the other provisions of this Agreement, and the Units reserved for each rescinding Subscriber (as provided in paragraph 5) shall be released from such reservation, except that the Escrow Agent shall be required to prepare and issue a single IRS Form 1099 to each rescinding Subscriber.

9. LIABILITY OF ESCROW AGENT: In performing any duties under the Escrow Agreement, the Escrow Agent shall not be liable to the Company, any Subscriber or any Party for damages, losses, or expenses, except for gross negligence or willful misconduct on the part of the Escrow Agent. The Escrow Agent shall not incur any such liability for (a) any act or failure to act made or omitted in good faith, or (b) any action taken or omitted in reliance upon any instrument, including any written statement or affidavit provided for in this Agreement that the Escrow Agent shall in good faith believe to be genuine, nor will the Escrow Agent be liable or responsible for forgeries, fraud, impersonations, or determining the scope of any representative’s authority. In addition, the Escrow Agent may consult with legal counsel in connection with the Escrow Agent's duties under this Agreement and shall be fully protected in any action taken, suffered, or permitted by it in good faith in accordance with the advice of counsel. The Escrow Agent is not responsible for determining and verifying the authority of any person acting or purporting to act on behalf of any party to this Agreement.

10. FEES AND EXPENSES: In the event the Deposited Funds do not equal or exceed the Minimum Escrow Deposit before the Termination Date or the Company does not receive a written debt financing commitment as described herein before the Termination Date, or the Company offers its Subscribers the right to withdraw and terminate their subscription agreements pursuant to a Rescission Offer, the Escrow Agent shall be entitled to a fee of $10.00 per Subscriber receiving an IRS Form 1099, which fees shall be paid from the interest on the Escrow Account only and not from principal. In the event the Escrow Agent renders any service not provided for in this Agreement, or if the Company requests a substantial modification of its terms, or if any controversy arises, or if the Escrow Agent is made a party to, or intervenes in, any litigation pertaining to this escrow or its subject matter, the Escrow Agent shall be reasonably compensated for such extraordinary services and reimbursed for all costs, attorney's fees, including allocated costs of in-house counsel, and expenses occasioned by such default, delay, controversy or litigation and the Escrow Agent shall have the right to retain all documents and/or other things of value at any time held by the Escrow Agent in this escrow until such compensation, fees, costs and expenses are paid. The Company promises to pay these sums upon demand. Unless otherwise provided, the Company will pay all of the Escrow Agent's usual charges and the Escrow Agent may deduct such sums from the interest on the Escrow Account only and not from principal deposited to the Escrow Account.

11. CONTROVERSIES: If any controversy arises between the Parties to this Agreement, or with any other Party, concerning the subject matter of this Agreement, its terms or conditions, the Escrow Agent will not be required to determine the controversy or to take any action regarding it. The Escrow Agent may hold all documents and funds and may wait for settlement of any such controversy by final appropriate legal proceedings or other means as, in the Escrow Agent's discretion, the Escrow Agent may require, despite what may be set forth elsewhere in this Agreement. In such event, the Escrow Agent will not be liable for interest or damage. Furthermore, the Escrow Agent may at its option file an action of interpleader requiring the Parties to answer and litigate any claims and rights among themselves. The Escrow Agent is authorized to deposit with the clerk of the court all documents and funds held in escrow, except all costs, expenses, charges and reasonable attorney fees incurred by the Escrow Agent due to the interpleader action and which the Company agrees to pay. Upon initiating such action, the Escrow Agent shall be fully released and discharged of and from all obligations and liability imposed by the terms of this Agreement.

12.  INDEMNIFICATION OF ESCROW AGENT: The Company and its successors and assigns agree jointly and severally to indemnify and hold the Escrow Agent harmless against any and all losses, claims, damages, liabilities, and expenses, including reasonable costs of investigation, counsel fees, including allocated costs of in-house counsel and disbursements that may be imposed on the Escrow Agent or incurred by the Escrow Agent in connection with the performance of its duties under this Agreement, including but not limited to any litigation arising from this Agreement or involving its subject matter. The Escrow Agent shall have a first lien on the property and papers held under this Agreement for such compensation and expenses.

13.  RESIGNATION OF ESCROW AGENT: The Escrow Agent may resign at any time upon giving at least (30) days written notice to the Company provided, however, that no such resignation shall become effective until the appointment of a successor escrow agent which shall be accomplished as follows: The Company shall use its best efforts to obtain a successor escrow agent within thirty (30) days after receiving such notice. If the Company fails to agree upon a successor escrow agent within such time, the Escrow Agent shall have the right to appoint a successor escrow agent authorized to do business in the state of Iowa. The successor escrow agent shall execute and deliver an instrument accepting such appointment and it shall without further acts, be vested with all the estates, properties, rights, powers, and duties of the predecessor escrow agent as if originally named as escrow agent. The Escrow Agent shall thereupon be discharged from any further duties and liability under this Agreement.

14.  AUTOMATIC SUCCESSION: Any company into which the Escrow Agent may be merged or with which it may be consolidated, or any company to whom the Escrow Agent may transfer a substantial amount of its global escrow business, shall be the Successor to the Agent without the execution or filing of any paper or any further act on the part of any of the Parties, anything herein to the contrary notwithstanding.

15.  MISCELLANEOUS:

(a) GOVERNING LAWS: This Agreement is to be construed and interpreted according to Iowa law.

(b) COUNTERPART: This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. The exchange of copies of this Agreement and of signature pages by facsimile transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes. Signatures of the parties transmitted by facsimile shall be deemed to be their original signatures for all purposes.

(c) NOTICES: All instructions, notices and demands herein provided for shall be in writing and shall be deemed to have been duly given (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent by facsimile transmission to the facsimile number given below and telephonic confirmation of receipt is promptly obtained after completion of transmission; (c) on the next day on which such deliveries are made to the respective party, when delivery is to Federal Express or similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (d) on the fifth day after mailing if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, return receipt requested, to the party as follows:

If to the Company:	If to the Escrow Agent:

Southern Iowa BioEnergy	Great Western Bank
Attention: President	ATTN: Trust Department
115 South Linden Street	P.O. Box 4070
Lamoni, Iowa 50140	Omaha, NE 68107
Fax: (402) 554-7346

With a required copy to:

Christopher R. Sackett
Brown, Winick, Graves, Gross, Baskerville
and Schoenebaum, P.L.C.
666 Grand Avenue, Suite 2000
Des Moines, IA 50309
Fax: (515) 283-0231
Telephone: (515) 242-2400

(d) AMENDMENTS: This Agreement may be amended or modified and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by the parties hereto, or in the case of a waiver, by the party waiving compliance. Any waiver by any party of any condition or of the breach of any provision, term, covenant, representation or warranty contained in the Agreement, in any one or more instances, shall not be deemed to be nor construed as further or continuing waiver of any such conditions or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.

(e) ENTIRE AGREEMENT: This Agreement contains the entire understanding among the parties hereto with respect to the escrow contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such escrow.

(f) NON-ENDORSEMENT: The Company represents and agrees that it has not made nor will it in the future make any representation that states or implies that the Escrow Agent has endorsed, recommended or guaranteed the purchase, value, or repayment of the Securities offered for sale by the Company.

The undersigned acknowledges that Great Western Bank is acting only as an escrow agent in connection with the offering of the Securities described herein, and has not endorsed, recommended or guaranteed the purchase, value or repayment of such Securities.

IN WITNESS WHEREOF, the parties hereto have hereunto affixed their signatures as of the day and year first above written.

The Company		Escrow Agent

By:	/s/ William T. Higdon	By:	/s/ Thomas Van Robays

Its:	President	Its:	VP & Trust Officer